Exhibit 99.1

Tenaya Therapeutics Announces Closing of Upsized Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., August 3, 2021 – Tenaya Therapeutics, Inc. (NASDAQ: TNYA), a biotechnology company with a mission to discover, develop and deliver curative therapies that address the underlying causes of heart disease, announced today the closing of its underwritten, upsized initial public offering of 13,800,000 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,800,000 additional shares of its common stock, at an initial public offering price of $15.00 per share. The aggregate gross proceeds from the offering were $207.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Tenaya. All shares in the offering were offered by Tenaya. The shares began trading on the Nasdaq Global Select Market on July 30, 2021, under the ticker symbol “TNYA.”

Morgan Stanley, Cowen and Piper Sandler acted as joint book-running managers for the offering. Chardan acted as lead manager for the offering.

Registration statements relating to the offering have been filed with the Securities and Exchange Commission and became effective on July 29, 2021. The offering is made only by means of a prospectus. Copies of the final prospectus may be obtained from: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com. Copies of the registration statements related to the offering are available at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Tenaya Therapeutics

Tenaya Therapeutics is a biotechnology company committed to a bold mission: to discover, develop and deliver curative therapies that address the underlying drivers of heart disease. Founded by leading cardiovascular scientists from Gladstone Institutes and the University of Texas Southwestern Medical Center, Tenaya is developing therapies for rare genetic disorders as well as for more prevalent heart conditions through three distinct but interrelated product platforms: Gene Therapy, Cellular Regeneration and Precision Medicine.

Contacts

For more information, please contact:

Media Contact:

Wendy Ryan

Ten Bridge Communications

wendy@tenbridgecommunications.com

(781) 316-4424